Exhibit 10.1

SUCAMPO PHARMACEUTICALS, INC.

Compensation Program for Non-Employee Directors
(Adopted on October 7, 2009)

          Each of the directors of Sucampo Pharmaceuticals, Inc. (the Company”) who is not an employee of the Company or any of its subsidiaries, not a spouse of such an employee, and not the beneficial owner, directly or indirectly, of more than 5% of the Company’s common stock (each referred to as a “Non-Employee Director”) shall receive the following compensation in respect of his or her service on the Company’s board of directors (the “Board”) and its committees:

1.  Annual Fees.

  Each Non-Employee Director will receive an annual fee of $55,000.
  Each Non-Employee Director will also receive an annual fee of $12,500 for serving on the Audit Committee, $10,000 for serving on the Compensation Committee, $6,000 for serving on the Nominating and Corporate Governance Committee and, unless otherwise specified by the Board, $12,500 for serving on any other committee of the Board.
  The chair of the Audit Committee will receive an additional annual fee of $12,500, the chair of the Compensation Committee will receive an additional annual fee of $5,000, the chair of the Nominating and Corporate Governance Committee shall receive an additional annual fee of $4,000 and, unless otherwise specified by the Board, the chair of any other committee of the Board will receive an additional annual fee of $12,500.
  The Lead Director, if there shall be one, shall receive an additional annual fee of $10,000.
  Each annual fee shall be payable in monthly installments to each Non-Employee Director who is serving on the Board or in the respective role described above on the date of the payment.
  The Non-Employee Directors shall not be entitled to any additional compensation on a per-meeting basis.

2.  Reimbursement of Expenses.  Each Non-Employee Director will be reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board and any committee on which he or she serves.

3.  Initial Stock Option Grant.  Each Non-Employee Director will receive an option to purchase 30,000 shares of the Company’s Class A Common Stock on the day on which he or she is initially elected to the Board or, in the case of the existing Non-Employee Directors serving on the date this compensation program for non-employee directors is adopted, on such date.  Subject to the Non-Employee Director’s continued service as a director, the option will vest in 12 equal installments at the end of each successive three-month period following the grant date through the third anniversary of the grant date.  The exercise price of the option will be equal to the fair market value of the Class A Common Stock on the date of grant.

4.  Annual Stock Option Grant. On the date of each annual meeting of stockholders of the Company, each Non-Employee Director who is elected as a director at such meeting will receive an option to purchase 20,000 shares of the Company’s Class A Common Stock.  Subject to the Non-Employee Director’s continued service as a director, the option will vest in 12 equal installments at the end of each successive one-month period following the grant date through the first anniversary of the grant date.  The exercise price of the option will be equal to the fair market value of the Class A Common Stock on the date of grant.

5.  Other Option Terms.  All of the options described in paragraphs 3 and 4 shall be granted under the Company’s 2006 Stock Incentive Plan and shall be on the form of Nonstatutory Stock Option Agreement for Non-Employee Directors approved from time to time by the Board and filed with the Securities and Exchange Commission, which form shall provide among other things that the options will vest immediately in full upon a change of control of the Company and that the exercise period will extend for one year following the end of the director’s service.